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                                                                      EXHIBIT 11

               UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                       COMPUTATION OF EARNINGS PER SHARE

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (In Thousands, Except Per Share Amounts)

                                                                            1997          1996           1995
                                                                          --------      --------       --------
Weighted-average number of shares
  outstanding (a) . . . . . . . . . . . . . . . . . . . . . . . . . .      245,737       216,685        204,930

Average shares issuable on exercise of
  stock options   . . . . . . . . . . . . . . . . . . . . . . . . . .        2,382         1,345            636
                                                                          --------      --------       --------

Weighted-average number of shares used
  in computation of earnings per share  . . . . . . . . . . . . . . .      248,119       218,030        205,566
                                                                          ========      ========       ========


Income from continuing operations . . . . . . . . . . . . . . . . . .     $432,207      $732,860       $619,289

Income from discontinued operations (b) . . . . . . . . . . . . . . .            -       170,673        326,542
                                                                          --------      --------       --------

Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $432,207      $903,533       $945,831
                                                                          ========      ========       ========

Earnings per share:

Basic:
   Income from continuing operations  . . . . . . . . . . . . . . . .     $   1.76      $   3.38       $   3.02
   Income from discontinued operations (b)  . . . . . . . . . . . . .            -          0.79           1.60
                                                                          --------      --------       --------
  Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   1.76      $   4.17       $   4.62
                                                                          ========      ========       ========

Diluted:
   Income from continuing operations. . . . . . .   . . . . . . . . .     $   1.74      $   3.36       $   3.01
   Income from discontinued operations (b). . . .   . . . . . . . . .            -          0.78           1.59
                                                                          --------      --------       --------
   Net Income . . . . . . . . . . . . . . . . . .   . . . . . . . . .     $   1.74      $   4.14       $   4.60
                                                                          ========      ========       ========

(a) In connection with the Corporation's acquisition of Southern Pacific, on September 11, 1996, UPC issued 38.1 million shares of its common stock in exchange for 60% of SP's shares. See Note 2 to the Financial Statements.

(b) All computations reflect Resources as discontinued operations (See Note 3 to the Financial Statements).